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                                                                     EXHIBIT 2.1

                                 AGREEMENT FOR
                          PURCHASE AND SALE OF ASSETS


     This agreement is made and entered into as of March 28, 1997, by and between Dexol Industries, Inc., a California corporation with its principal offices in Torrance, California ("Seller"), and Ringer Corporation, a Minnesota corporation with its principal offices in Bloomington, Minnesota ("Purchaser").

     WHEREAS, Seller is engaged in the business of developing, manufacturing and selling pesticide products (the "Business"); and

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, on the terms and subject to the conditions set forth in this agreement, substantially all of the assets that are currently being used by Seller in the conduct of the Business.

     NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of Seller and Purchaser set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser agree as follows:


                                       I.
                          Purchase and Sale of Assets

     1.1. Included Assets. Seller hereby agrees to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase and acquire from Seller, on the Closing Date (as defined in section 9.2(a)) and on the terms and subject to the conditions set forth in this agreement, all of Seller's right, title and interest in and to the following assets used or usable by Seller in the conduct of the Business (hereinafter collectively referred to as the "Assets"):

            (a) Cash and Cash Equivalents. All cash on hand, cash balances in bank or investment accounts maintained by Seller and short-term investments in existence on the Closing Date.

            (b) Inventories; Purchase Contracts. All inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials that are usable or salable by Seller in the ordinary course of Business and are owned by Seller on the Effective Date (as defined in section 9.2(b)), and all orders or contracts for the purchase of inventories, raw materials, parts, or supplies ordered by Seller in the ordinary course of business prior to the Closing Date;



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            (c)  Chemical Formulations, Specifications, etc.  All
                 chemical formulations, raw material specifications, manufacturing specifications and quality assurance specifications owned by Seller and used in the operations of the Business, whether such properties are located on Seller's business premises or on the business premises of Seller's suppliers;

            (d)  Personal Property Leases; Executory Contracts.
                 Seller's interest in all executory personal property leases, licenses, contracts or agreements relating to the Business and identified as an "assumed contract" on schedule 2 to this agreement (the "Assumed Contracts");

            (e) Customer Orders, etc. All unfilled customer contracts, commitments or purchase or sales orders relating to the Business and received and accepted by Seller in the ordinary course of business prior to the Effective Date;

            (f) Other Intangible Property Rights. All patents, patent applications, copyrights, copyright applications, trade names, trademarks or service marks, registered or unregistered and applications therefor, logos, processes, computer programs, software, inventions, trade secrets and other intellectual property rights, including, without limitation, those intangible assets described on schedule 3 to this agreement;

            (g) Equipment. All equipment, machinery, fixtures, office furniture, vehicles and leasehold improvements owned by Seller and used in the operations of the Business, including, without limitation, those items listed on schedule 1 to this agreement;

            (h) Prepaid Expenses and Deposits. All prepaid expenses and deposits on Seller's books and records as of the Closing Date.

            (i) Books and Records. All documents and information relating to the Assets and the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, product data, material safety data sheets, price lists, employee payroll and personnel records, product


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                 demonstrations, quotes and bids, catalogues
                 and brochures of every kind and nature;

            (j) Accounts Receivable. All accounts receivable arising from the conduct of the Business and owing to Seller on the Effective Date (the "Receivables");

            (k) Telephone Listings. Seller's current telephone listings and the right to use, at Purchaser's cost, the telephone numbers currently being used at the principal offices and warehouse/distribution facilities of the Business;

            (l) Permits. All permits, licenses and other approvals listed on schedule4 to this agreement; and

            (m) Goodwill. All goodwill relating to the Business and all rights to continue to use the Assets in the conduct of a going business which is a continuation of the Business.

     1.2. Excluded Assets. Seller is not selling to Purchaser any of the assets of the Business listed below and such assets are hereby specifically excluded from the Assets:

            (a) Any rights to recovery by Seller arising out of litigation relating to the Assets or the Business that are pending prior to the Closing Date; and

            (b) All losses, carryovers and rights to receive refunds in the respect to any and all taxes of the Seller of every nature and description, including interest payable with respect thereto.


                                      II.
                                 Purchase Price

     2.1. Amount. The total purchase price for the Assets shall be the sum of the following amounts:

            (a)  The outstanding principal balance on the Closing
                 Date of the long-term indebtedness of Seller to Gunlock Corporation pursuant to a promissory note, dated December 15, 1995 (the "Long Term Note"); plus

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            (b)  The amount of all accounts payable and accrued
                 expenses (including accrued interest on the Long Term Note) of Seller on the Effective Date which are set forth on the Latest Financial Statement (as defined in section 4.4) or which arise in the ordinary course of the Business subsequent to the Effective Date; plus

            (c) An amount (the "Stock Amount") equal to the outstanding amount on the Closing Date of Seller's revolving credit indebtedness to Gunlock Corporation on the Effective Date; plus

            (d) The Contingent Payment Amount determined pursuant to section 2.3

     2.2. Manner of Payment. Purchaser shall make payment of the total purchase price for the Assets in the following manner:

            (a) Purchaser shall make payment of that portion of the purchase price determined pursuant to section 2.1(a) by executing and delivering to Seller its installment promissory note in such amount, which promissory note shall bear simple interest at an annual rate of prime plus 3/4%, shall be payable in monthly installments of $1,600 plus accrued interest with a balloon payment being due and payable on December 15, 2000, shall be subordinated to Purchaser's indebtedness to its principal lender, and shall otherwise be in the form attached to this agreement as exhibit A (the "Promissory Note");

            (b) Purchaser shall make payment of that portion of the purchase price determined pursuant to section 2.1(b) by assuming responsibility for the payment of the Assumed Payables in the manner contemplated by section 3.1;

            (c)  Purchaser shall make payment of that the Stock
                 Amount as follows:

                        (i) Within ten (10) days after the Closing Date, Purchaser shall deliver a certificate evidencing 250,000 shares of Purchaser's common stock (the "Shares") to a mutually-acceptable bank or trust company to hold as escrow agent for a period of twelve
                        (12) months pursuant to the terms of an escrow agreement to be entered into by Seller and Purchaser on the Closing Date pursuant to section 6.9(c).

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                        (ii)  Within ten (10) days after the Closing Date,
                        Purchaser shall deliver to Seller certificates evidencing such additional number of Shares as is equal to (1) the Stock Amount, divided by the Market Value, as defined in section 2.4, minus (2) 250,000.

            (d)  Purchaser shall make payment of the Contingent
                 Payment Amount from time to time by delivering to Seller a certificate evidencing any additional Shares which are issuable to Seller pursuant to the provisions of section 2.3, which certificate shall be delivered to Seller within thirty
                 (30) days after the date that any issuance condition set forth in section 2.3 has been satisfied.

     2.3. Contingent Payment Amount. The Contingent Payment Amount shall be paid to Seller in installments which are determined in accordance with the following provisions:

            (a) In the event that net revenues (i.e. gross revenues less returns, allowances, rebates, discounts, cooperative advertising, etc.) realized from the operation of the Business during the fiscal year ending September 30, 1997 equal or exceed $9,500,000, Purchaser shall issue to Seller that number of additional Shares to Seller as shall be equal to (i) $227,500, divided by (ii) the Market Value, as defined in section 2.4.

            (b) In the event that Purchaser, with the assistance of Jane Donalson, executes a private label agreement with Franks Nursery & Crafts for the sale of products manufactured by the Business, Purchaser shall issue to Seller, within thirty (30) days after the date of such agreement, that number of additional Shares as shall be equal to (i) $91,000, divided by (ii) the Market Value, as defined in section 2.4.

            (c) In the event that Purchaser, with the assistance of Jane Donalson, executes a private label agreement with Orchard Supply for the sale of products manufactured by the Business, Purchaser shall issue to Seller, within thirty (30) days after the date of such agreement, that number of additional Shares as shall be equal to (i) $91,000, divided by
                 (ii) the Market Value, as defined in section 2.4.

            (d) In the event that Purchaser, with the assistance of Jane Donalson, executes a private label agreement with Fred Meyer for the sale of products manufactured by the Business, Purchaser

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                 shall issue to Seller, within thirty (30) days after
                 the date of such agreement, that number of additional Shares as shall be equal to (i) $45,500, divided by (ii) the Market Value, as defined in section 2.4.

     2.4. Definition of Market Value. For purposes of section 2.2(b), the term "Market Value" shall mean the average "last reported sale" price of a share of Purchaser's common stock, as reported on the NASDAQ national over-the-counter market, for the five (5) trading days immediately preceding the Closing Date. For purposes of section 2.3, the term "Market Value" shall mean the average "last reported sale" price of a share of Purchaser's common stock, as reported on the NASDAQ national over-the-counter market, for the five (5) trading days immediately preceding the date that an issuance condition set forth in section 2.3 has been satisfied.

     2.5.        Restrictions on the Shares.  The Shares issued pursuant to section 2.2 or section 2.3 shall not be registered for resale under applicable federal and state securities laws at the time of issuance to Seller, but Seller shall register 220,000 of the Shares, in accordance with the provisions of section 7.2 and exhibit G to this agreement, for sale by Seller subsequent to October 1, 1997. In addition, such Shares shall be subject to additional restrictions on transferability which shall prohibit Seller from selling or transferring more than ten percent (10%) of such Shares during any calendar quarter ending prior to April 1, 2000. The certificates evidencing the Shares shall be legended to reflect these restrictions on transferability.

     2.6. Allocation of Purchase Price. As soon as practicable subsequent to the Closing Date, Purchaser shall conduct an evaluation of the Assets for purposes of properly allocating the purchase price among the Assets in the manner contemplated by sections 1060 and 338(b)(5) of the Internal Revenue Code of 1986, as amended (the "Code"). After such evaluation, Purchaser shall give Seller written notice of its preliminary purchase price allocation, and Purchaser and Seller shall attempt in good faith to agree in a reasonable allocation. After such allocation is agreed to, Purchaser and Seller shall sign such allocation and attach it to this agreement as exhibit A. Each of Purchaser and Seller shall file, in accordance with the Code, an asset allocation statement on Form 8594 with its federal income tax return for the tax year in which the Closing Date occurs and shall contemporaneously provide the other party with a copy of the Form 8594 being filed.

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                                      III.
                           Assumption of Liabilities

     3.1. Assumption of Indebtedness. On the Closing Date, Purchaser shall assume and shall thereafter be responsible for satisfying the Assumed Payables.

     3.2. Executory Obligations to be Assumed by Purchaser. In addition to the purchase price for the Assets described in section 2.1, Purchaser agrees to assume and to pay and/or perform, in accordance with their respective terms and from and after the Closing Date, each of the following executory obligations or commitments of Seller:

            (a)  Seller's executory obligations under the Assumed
                 Contracts;

            (b) Seller's executory obligations under the customer orders and purchase commitments described in section 1.1(b) or
                 1.1 (e).

     3.3. No Other Liabilities to be Assumed. Other than as set forth above in section 3.1 or section 3.2, Purchaser shall not assume, and nothing contained in this agreement shall be construed as an assumption by Purchaser of, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether fixed or contingent, known or unknown including, without limitation, liabilities of Seller to Wells Fargo Bank or liabilities of Seller to Gunlock Corporation under the Long Term Note or its revolving credit facility with Gunlock Corporation.


                                      IV.
                    Representations and Warranties of Seller

     As a material inducement to Purchaser to enter into this agreement and with the understanding that Purchaser will be relying thereon in consummating the transactions contemplated hereunder, Seller represents and warrants to Purchaser that, except as otherwise disclosed to Purchaser on a disclosure schedule which is delivered to Purchaser prior to the execution of this agreement (the "Disclosure Schedule"):

     4.1. Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own the Assets, to carry on the Business, to sell and transfer the Assets to Purchaser pursuant to this agreement and to enter into and perform its commitments under each of the agreements to be executed by Seller pursuant to this agreement.
In connection with the operation of the Business, Seller is qualified and in good standing in each
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jurisdiction in which its failure to so qualify could have a material adverse effect on the Assets or the financial condition of the Business.

     4.2. Corporate Authorization. The execution, delivery and performance of this agreement by Seller, and all other agreements or instruments to be executed by Seller pursuant to this agreement, have been authorized by proper corporate action and are within its corporate powers. This agreement constitutes and such other agreements or instruments will constitute, the legal, valid and binding obligations of Seller, which are, or will be, enforceable against Seller in accordance with their respective terms.

     4.3. No Liens or Encumbrances. Seller has, and on the Closing Date will transfer and convey to Purchaser, good and marketable title to the Assets owned by Seller, and on the Closing Date such Assets shall be free and clear of all liens, claims, charges, encumbrances, leases, security interests, pledges, and title retention agreements of any kind or nature.

     4.4. Financial Statements. Attached to this agreement as exhibit B are the following financial statements relating to the Business:

            (a) Balance sheet for Seller as at February 28, 1997, and statements of income and expenditures for the fiscal period then ended, which financial statements have been prepared by the Company; and

            (b)  Balance sheets for Seller as at September 30,
                 1996, and September 30, 1995, and the statements of income and expenditures for the fiscal periods then ended, which financial statements have been reviewed by Stanley C. Henslee, CPA.

Such financial statements, together with the notes thereto, (i) were prepared from the books and records of Seller, (ii) present fairly and accurately in all material respects the financial condition of Seller and the Business as of the dates of the balance sheets, (iii) present fairly and accurately in all material respects the results of operations of the Business for the periods covered by such statements, subject in the case of the February 28, 1997, financial statements to normal year-end adjustments, which in the aggregate will not be material, (iv) have been prepared in all material respects on a basis consistent with the preparations of Seller's prior years' financial statements, and (v) include all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the financial condition of Seller and of the results of operations of the Business for the periods covered by such statements. As used herein, the term "Latest Financial Statement" shall mean the balance sheet of the Business as of February 28, 1997.


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     4.5.        Schedules.  Each of the following schedules, which have been furnished to Purchaser by Seller and which are incorporated herein by reference, is complete and the information contained therein is correct in all material respects as of the date of each schedule:


     Schedule 1: This schedule sets forth a description of all equipment, machinery, furniture, motor vehicle, fixtures, furnishings and leasehold improvements that are owned by Seller and are being used, or are useable, in connection with the operation of the Business and includes assets that have been fully depreciated or expensed on Seller's accounting records.

     Schedule 2: This schedule lists the following agreements, whether oral or written, to which Seller is a party and which relate to the operation of the Business, to the extent such agreements are not set forth in other schedules:


                           (i)  Each contract
                                between Seller and any dealer, distributor, broker, agent or sales representative.

                          (ii)  Each executory or
                                partially executory contract, agreement, or commitment by Seller for delivery of its products or services.

                          (iii) Each contract,
                                agreement or arrangement made in the course of ordinary business by Seller involving an expenditure of more than $5,000 for the purchase of any services, materials, supplies or equipment.

                          (iv)  Each contract
                                continuing over a period of more than twelve
                                (12) months from its commencement date, which is not terminable by Seller upon not more than thirty (30) days' notice.

                          (v)   Each confidentiality
                                or non-compete agreement for the benefit of Seller or pursuant to which Seller has made confidentiality or noncompetition commitments to other parties.

                          (vi) Each employment contract or agreement relating thereto between Seller and any officer, consultant, director or employee, including any bonus,

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                    incentive or deferred compensation plans, and any
                    arrangements which encourage or compensate
                    Seller's employees to accept employment or stay with Purchaser following the Closing Date.

              (vii) Each plan or contract
                    or arrangement of Seller providing for pensions, life insurance, medical insurance, disability insurance, vacations, and other employees' benefits or compensation plans, whether formal or informal.

             (viii) Each agreement, if any, with any union covering
                    employees in the bargaining unit represented by such union.

               (ix) Each lease for, or
                    license for the use of, personal property, whether written or oral, which relates to the operations of the Business.


Schedule 3: This schedule lists all intangible personal property used by Seller in the conduct of the Business, including without limitation, all trademarks, trade names, service names, service marks, copyrights, patents, patent licenses, applications for any and all of the foregoing and registrations thereof owned by Seller or used in the operation of the Business, and any contracts or agreements relating to any of such intangible personal properties.

Schedule 4: This schedule (i) lists all permits, licenses, exemptions, variances, state and federal pesticide registrations and other approvals and authorizations which are necessary to conduct the Business, (ii) sets forth the title, issuing agency and expiration date thereof and (iii) indicates which of such permits, licenses and other approvals and authorizations are not possessed or held by Seller or are not in full force and effect.

Schedule 5: This schedule lists the total amount of sales made by Seller in connection with the Business, on a quarterly basis, for each of the years 1994, 1995 and 1996, and the amount of sales made during such years to Seller's fifteen (15) largest accounts.



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     Schedule 6:  This schedule lists each account receivable of Seller that arose from the operations of the Business as of the date of the Latest Financial Statement, including the aging of each such account.

     Schedule 7: This schedule lists all personal property owned by any third parties (whether a customer, supplier or other person) and related to the operation of the Business for which Seller is responsible, other than leased property set forth on schedule 2(ix).

     Schedule 8: This schedule lists each employee of the Business and the position, title, remuneration (including any schedule salary or remuneration increases), date of employment, and accrued vacation pay of each such employee.

     Section 9: This schedule lists each policy of liability, property damage, comprehensive, vehicle, workers' compensation, key man, disability, fidelity, errors and omissions, directors' and officers and other forms of insurance owned or maintained by the Company in connection with the operations of the Business during the past three (3) years (and not listed on schedule 4) and contains a brief description of any claims made thereunder during such period of time.


     4.6.    No Defaults.  Each of the contracts and agreements listed on schedule 2 is in full force and effect on the date hereof. Seller is not in default or breach under any of such contracts and/or agreements and, to the best knowledge of Seller, no other party to such instruments is in material default or breach thereunder. True and correct copies of all documents listed in any schedule delivered pursuant to section 4.5 have heretofore been delivered or made available to Purchaser or will be made available upon request and will be signed by an officer of Seller for identification upon request by Purchaser.

     4.7. No Breaches, etc. Seller is not in violation of, and the execution, delivery and performance of this agreement or the other agreements contemplated by this agreement and the consummation of the transactions contemplated hereby do not and will not result in any breach or acceleration of, any of the terms or conditions of its articles of incorporation or bylaws, or of any mortgage, bond, indenture, contract, agreement, license or other instrument or obligation to which Seller is a party or by which the Assets are bound. The execution, delivery and


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performance of this agreement or the other agreements contemplated by this agreement will not result in the violation of any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which Seller is, was or may be bound or to which the Assets are subject.

     4.8. Lawsuits, Proceedings, etc. Seller is not engaged in any legal action or other proceedings before any court or administrative agency which would or might prohibit the transactions contemplated hereby or which would or might adversely affect the Assets or the Business. Seller is not a party to any action or proceeding, nor has it been threatened with any such action or proceeding, nor, to the best of Seller's knowledge, does there exist any basis therefor, which will or could have an adverse effect on the condition, financial or otherwise, of the Assets or the Business. No order, writ, injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any adverse change in the Assets or in the financial condition of the Business. To the best of Seller's knowledge, Seller is not liable for damages to any employee or former employee of the Business as a result of violation of any foreign, state or federal laws directly or indirectly relating to such employee or former employee.

     4.9. Inventory. All inventories, net of reserves, reflected in the Latest Financial Statement are stated at the lower of Seller's cost or market and, as so stated, meet Seller's specifications, are regularly offered from current price lists and are not custom made, and are useable or salable in the category in which they are inventoried in the ordinary course of the Business, without discount from the prices generally charged for like inventory other than normal trade discounts regularly offered by the Business for prompt payment or quantity purchase. The finished goods inventory is of merchantable quality. The raw materials and work-in-process inventories are capable of being manufactured into finished goods answering that description. None of the inventories reflected on the Latest Financial Statement are in a quantity in excess of amounts that can be sold by Seller in the ordinary course of business of the Business over a period of twelve (12) months (based on Seller's historical sales figures). The packaging inventories included in the Assets are adequate in quantity to enable Purchaser to continue to package and ship finished goods and inventories in accordance with Seller's past practices.

     4.10. Compliance with Law. (a) Seller is not currently being charged with, nor is it not operating the Business in violation of, any applicable foreign, federal, state or municipal laws, regulations or ordinances including, without limitation, the federal Foreign Corrupt Practices Act, the federal Occupational Safety and Health Act of 1970, or the regulations promulgated thereunder, or any other applicable foreign, federal, state or municipal statute, law, regulation or ordinance relating to occupational health and safety, nor is Seller relying on any exemption


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


from or deferral of any such applicable statute, law, regulation or ordinance that would not be available to Purchaser after it acquires the Business from Seller.

     (b) All chemical substances contained in Seller's commercially-sold product lines were included on the initial inventory list promulgated under the United States Toxic Substances Control Act or were the subject of a premanufacturing notice filed with the EPA under such act. Seller's material safety data sheets for the Assets accurately and properly reflect any hazardous ingredients in any products manufactured or sold by Seller in the conduct of the Business.

     (c) Seller has obtained all state and federal registrations and regulatory approvals as are necessary or appropriate to enable each to market its products. All such registrations and approvals are listed on schedule 4 to this agreement. Each registration described on schedule 4 is in good standing, and Seller has no knowledge of any information which, if known by the applicable governmental entity, would jeopardize the good standing of such registration. No registration held by Seller has lapsed, been withdrawn or abandoned or has been revoked by the applicable governmental entity during the three years immediately preceding the date of this agreement, and Seller has not received any notice of intent to cancel or suspend any registrations. All of Seller's products with appropriate registrations are formulated, distributed and sold in compliance with all applicable environmental laws. All required or requested information and data, including but not limited to, toxicological studies, epidemiological studies, efficacy studies, incident reports, and toxic or adverse effects reports, have been submitted by Seller to the appropriate regulatory agency to support its product registrations in accordance with all laws and regulations. Seller is not aware of any factual information regarding adverse effects of their products which has not been reported to the appropriate regulatory agency. There have been no recalls of any product manufactured or produced by or for seller. No changes are required by applicable regulatory agencies for precautionary statements, use classifications or packaging for any such product for seller to be in compliance with applicable environmental laws. Seller has complied with all requirements of law regarding the registrations, labeling, packaging, advertising, sale and distribution of such products. Seller has provided Purchaser with a list of all claims, citations, penalties, assessments and other material agencies (including the EPA or the FDA) in respect of seller during the past three years which relate to any provision of federal, state, local or foreign laws or regulations relating to health and environmental protection, zoning or safety of premises occupied by Seller. Seller has not received any notice of any suspension, cancellation, or reregistration proceeding with respect to any of its products and has no reason to believe any such proceeding is likely to occur.

     4.11. Post Balance Sheet Changes. From the date of the Latest Financial Statement through the date of this agreement, Seller has not, in connection with the operation of the Business, (a) waived any rights of substantial

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

value, whether or not in the ordinary course of business; (b) suffered any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Assets or the Business; (c) made or suffered any amendment or termination of any material contract or any agreement which adversely affects the Business; (d) sold, assigned, transferred or otherwise disposed of any of its assets that were used in the conduct of the Business or canceled any debts or claims, other than in the ordinary course of business; (e) entered into any transactions relating to the Business not in the ordinary course of business;
(f) revalued any of the Assets, (g) accelerated the collection of any accounts receivable through use of discounts or any other means, (h) made any distributions to its shareholders by way of dividend payments, redemption of shares or otherwise, (i) increased the compensation payable to any employee, director or consultant (other than pursuant to preexisting commitments to do so which are disclosed to Purchaser on the Disclosure Schedule) or paid any bonuses to any such employee, director or consultant, or (j) made any principal payments on any indebtedness to any employee, director, consultant, shareholder o any affiliate of any such person.

     4.12. Intangible Property Rights. (a) Seller owns or exclusively holds all rights to use, free and clear of all liens, claims and restrictions, all patents, trademarks, service marks, trade names, and copyrights used in the conduct of the Business. In operating the Business in the matter in which it is currently being operated, Seller does not infringe upon the right or claimed right of any person under or with respect to any of the above. Except as reflected on schedule 3, in connection with the operation of the Business, Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to any patent used in the conduct of the Business, nor is Seller presently under any license or contract obligation to pay royalties or fees with respect to third-party trademarks, copyrights or other intellectual property in connection with the conduct of the Business.

     (b) Seller has no knowledge of, nor has Seller received any notice of, any facts which indicate that, in connection with the operation of the Business, Seller does not either (i) own or (ii) have the unrestricted right to the use in the world-wide agricultural and horticultural markets of all know-how, customer information and lists, inventions, designs, processes, chemical formulations, raw material specifications, manufacturing specifications and quality assurance specifications, computer programs and technical data necessary to the development, manufacture, operation and sale of all products and services sold by it in connection with the conduct of the Business, including trade secrets, free and clear of any rights, liens and claims of others.

     (c) Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of the trade secrets referred to in paragraph (b) of this section 4.12.

     4.13. Changes in Customers or Suppliers. Seller has not received notice that any major customer or supplier of the Business intends to terminate, limit or reduce its business relations with Seller.

     4.14. Investment Representations and Acknowledgements. The Shares are being acquired by Seller for Seller's own account and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the federal Securities Act of 1933 (the "Securities Act"). Seller acknowledges that the Shares have not been registered under the Securities Act or under state securities laws, pursuant to exemptions under the provisions of the Securities Act and state securities laws which depend upon the accuracy of the representations of Seller set forth in this section 4.14, and that the Shares must be held indefinitely unless a transfer is effected pursuant to a registration under the Securities Act or an exemption from registration. Seller acknowledges that the certificates evidencing the Shares will be imprinted with a restrictive legend setting forth the restrictions on the transferability of the Shares which are imposed by the Securities Act and applicable states securities laws. Seller's principal office is located in the State of California. Seller is a sophisticated investor within the meaning of that term as defined in the Securities Act and the rules and regulations promulgated pursuant to the Securities Act, and either (i) has such knowledge and experience in financial and business matters or (ii) has received such advice and counsel from persons who do have knowledge and experience in financial and business matters so that it is capable by itself, or in conjunction with such other persons, of evaluating the merits and risks of the investment in Purchaser which shall result from the issuance to Seller of the Shares in partial payment of the purchase price of the Assets. Seller acknowledges receipt of the Company Reports listed and described in section 5.6.

     4.15 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of Seller, any right, interest or valid claim against Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this agreement.

     4.16. Accounts Receivable. The accounts receivable of Seller set forth in the Latest Financial Statement or schedule 6 and all accounts receivable of Seller that relate to the Business that have arisen since the date of schedule 6, are valid and enforceable obligations due to Seller and, to the extent they exceed, in the aggregate, the reserve for bad debts set forth in the Latest Financial Statement shall be collectible by Purchaser in the ordinary course of business. The goods and services sold and delivered by Seller that gave rise to such accounts receivable were sold and delivered in conformity with the applicable purchase orders, agreements and specifications. Such accounts receivable are subject to no valid defense or offset except routine customer complaints of an immaterial nature.

     4.17. Net Asset Value. On the Effective Date, the net asset value of the Business (i.e. the amount by which the book value of the Assets on such date exceeds the Assumed Payables) shall be as represented on the Latest Financial Statement.

     4.18. Disclosure. There has been and will be no material change in the information set forth in the schedules or exhibits to this agreement between the date of such schedule or exhibit and the date of this agreement or the Closing Date. No representation or warranty in this agreement or in any letter, certificate, schedule, statement or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

     4.19. Representations and Warranties. The representations and warranties contained in sections 4.1 through 4.18 hereof shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties have been made by Seller with the knowledge and expectation that Purchaser is relying thereon, and such representations and warranties shall survive the Closing and, subject to the limitations set forth in section 10.2, shall remain operative in full force and effect following the Closing Date regardless of any investigation at any time made by or on behalf of Purchaser and shall not be deemed merged in any document or instruction executed or delivered by Seller on the Closing Date.


                                       V.
                  Representations and Warranties of Purchaser

     As a material inducement to Seller to enter into this agreement and to consummate the purchase and sale contemplated hereunder, Purchaser hereby represents and warrants to Seller as follows:

     5.1. Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota, and has all requisite corporate power and authority to enter into this agreement and to consummate the transactions contemplated by this agreement.

     5.2. Corporate Authorization. The execution, delivery and performance of this agreement by Purchaser and any other agreements or instruments to be executed by Purchaser pursuant to this agreement and the issuance of the Shares have been duly authorized by proper corporate action of Purchaser and are within its corporate powers. This agreement constitutes, and such other agreements and instruments will constitute, the legal, valid and binding obligations of Purchaser which are, or will be, enforceable against Purchaser in accordance with their respective terms.

     5.3. No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of Purchaser, any right, interest or valid claim against Seller for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this agreement.

     5.4 Authorized Capital. The authorized capital stock of Purchaser consists of 5,000,000 shares of preferred stock, of which no shares are issued or outstanding, and 25,000,000 shares of common stock, of which 10,921,930 shares were issued and outstanding on March 12, 1997. All of the Purchaser's outstanding shares of common stock have been duly authorized and are validly issued, fully paid and nonassessable.

     5.5 Governmental Filings; No Violations. Other than the filing of a notification with NASDAQ in connection with the issuance of the Shares, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchaser from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdiction or any other third party, in connection with the execution and delivery of this agreement, the issuance of the Shares and the consummation by Purchaser of the transactions contemplated hereby. The execution and delivery of this agreement do not, and the issuance of the Shares and the consummation by Purchaser of the transactions contemplated by this agreement will not, constitute or result in a breach or violation of, or a default under, the articles of incorporation or by-laws of purchaser or any statute, regulation, judgment, writ, injunction, decree of any court to which Purchaser is bound.

     5.6 Company Reports; GAAP Financial Statements. The Purchaser has delivered to Seller (i) each proxy statement or information statement distributed by it since January 1, 1996, including the Notice of Annual Meeting of Shareholders and proxy statement for the February 18, 1997 annual meeting of shareholders of Purchaser, (ii) Purchaser's Annual Report on Form 10KSB for the year ended September 30, 1996, and (iii) Purchaser's Quarterly Report on Form 10QSB for the period ended December 31, 1996, (iv) each report on Form 8K filed by it since January 31, 1996, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "Commission") and (v) each press release issued by it since December 31, 1996 (collectively, the "Company Reports"). As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of Purchaser and its subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of Purchaser and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Other than the Company Reports, Purchaser has not filed prior to the date hereof any reports or statements with the SEC since January 1, 1996.

     5.7 Absence of Certain Changes. Except as disclosed in the Company Reports, from September 30, 1996, to the date of this agreement, Purchaser has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any material adverse change in the financial condition, properties, prospects, businesses or results of operations of Purchaser and its subsidiaries taken as a whole or any development or combination of developments which is reasonably likely to result in any such change, other than developments affecting industry, economic and market conditions generally; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Purchaser, (iii) any change by Purchaser in accounting principles, practices or methods other than required by GAAP;
(iv) any incurrence of additional indebtedness other than in the ordinary course of business; or (v) any material revaluation by Purchaser of any of its assets.

     5.8 Status of Shares. The Shares, when issued and transferred by Purchaser to Seller pursuant to the terms of this agreement, will (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) assuming the accuracy of the representation of Seller set forth in section 4.14, have been issued in compliance with all federal and state securities laws and (iii) be free and clear of all liens and adverse claims (other than liens or claims created by Seller).


                                      VI.
                              Covenants of Seller

     6.1. Conduct of Business. From the date hereof through the Closing Date, Seller will conduct the Business diligently in substantially the same manner as heretofore conducted, and will use its best efforts to preserve the business organization and management structure of the Business intact, to keep available to Purchaser all of the present management personnel of the Business and to preserve, for the benefit of Purchaser, Seller's relationships with distributors, suppliers, customers and others having business relations with Seller in connection with the operation of the Business.

     6.2. Negative Covenants. From the date hereof through the Closing Date, Seller will not, in connection with the operation of the Business, (a) change or alter the physical contents or character of the inventories of the Business, so as to materially affect the nature of the Business or materially and adversely change the total dollar valuation of such inventories other than in the ordinary course of business; (b) enter into any contract or commitment with respect to the operation of the Business extending beyond the Closing Date, other than for sales or purchases made in the ordinary course of its business;
(c) waive any rights of any substantial value or sell, assign or transfer any of the Assets of the Business other than in the ordinary course of business;
(d) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any of the Assets; (e) sell, assign or transfer any of the Assets other than in the ordinary course of business; (f) make any distributions to its shareholders by way of dividend payments, redemption of shares or otherwise, (g) increase the compensation payable to any employee, director or consultant (other than pursuant to pre-existing commitments to do so which are disclosed to Purchaser on the Disclosure Schedule) or pay any bonuses to any such employee, director or consultant, or (h) make any principal payments on any indebtedness to any employee, director, consultant, shareholder o any
affiliate of any such person,                          or (i) enter into any
other transactions or series of transactions relating to the Business other than in the ordinary course of business.

     6.3. Access to Information. From the date of this agreement through the Closing Date, Seller shall grant to Purchaser and Purchaser's authorized representatives full access to the properties, books and records, premises, employees, distributors, customers and accountants of the Business during reasonable business hours for the purposes of enabling Purchaser to fully investigate the Assets, the business and the financial and other records of the Business. Any information obtained by Purchaser shall be maintained by Purchaser on a confidential basis and shall not be disclosed to any other person in the event that the transactions contemplated by this agreement are not consummated.

     6.4. Noncompetition Covenant. During the period commencing on the Closing Date and extending through March 31, 2002, Seller will not directly or indirectly engage in any business activities, in the United States, Canada or any other country in which Purchaser or any affiliate of Purchaser currently does business, that relate to the development, manufacture, distribution or marketing of any products or services that are similar to or competitive with the products or
                                      -19-
services currently being marketed by Seller in connection with the conduct of the Business. Seller understands that Purchaser would not have agreed to purchase the Assets, nor would it have made the commitments contained in this agreement, without having received this noncompetition covenant from Seller, and Seller acknowledges that it has entered into this noncompetition covenant as a material inducement to Purchaser to consummate such transactions.

     6.5. Consents. Seller shall use reasonable efforts to obtain, prior to the Closing Date, all consents or waivers to the transactions contemplated by this agreement that may be required under any of the material agreements or commitments of Seller being sold or assigned to, or assumed by Purchaser hereunder and subsequent to the Closing Date shall continue to use reasonable efforts to obtain any such consents or waivers that are not received by the Closing Date. Seller will cooperate with Purchaser with respect to transfers of all State Pesticide Registrations, but all costs and fees related to the transfer of such registrations shall be borne by Purchaser.

     6.6. Updating of Schedules. Between the date of this agreement and the Closing Date, Seller shall deliver to Purchaser updated schedules to reflect any material changes in the schedules delivered to Purchaser pursuant to section 4.5 of this agreement. On the Closing Date, Seller shall deliver to Purchaser an officer's certificate confirming the accuracy, as of the Closing Date, of each of the schedules delivered to Purchaser pursuant to this agreement; provided, however, that Purchaser shall not be obligated to proceed with the closing of the transactions contemplated by this agreement if there are material adverse changes in the schedules initially delivered to Purchaser.

     6.7. Collection of Receivables. All cash, checks or other proceeds received by Seller or its banks after the Effective Date that relate to the Receivables outstanding on the Effective Date shall be paid to Purchaser within five (5) days after receipt by Seller, which payments shall be accompanied by a statement identifying the payee, the amount of the payment and the invoice number related thereto. Seller shall instruct its banks to forthwith remit to Purchaser all amounts received by such banks with respect to the Receivables. Purchaser shall have the right to endorse the name of Seller on any such checks or proceeds (whether received directly by Purchaser or received from Seller or its banks) and shall deposit such checks and other proceeds in bank accounts maintained in Purchaser's name. From and after the Closing Date, Seller shall cooperate with, and provide reasonable assistance to, Purchaser with respect to the Receivables and the collection thereof.

     6.8. Lease of Office Space and Support Facilities. Seller shall use its best efforts to cause Gunlock Corporation to enter into a lease agreement (the "Lease") with Purchaser on the Closing Date which shall provide for the lease to Purchaser of Seller's current office/warehouse facility at 1450 W. 228th Street,

Torrance, California on a month-to-month basis, subject to the right of either party to terminate with six (6) months' prior notice, for a rental of $13,735 per month. The other terms and conditions of the Lease shall be established by the mutual agreement of Purchaser and Gunlock Corporation prior to the Closing Date.

     6.9. Ancillary Agreements. (a) On the Closing Date Seller shall enter into a consulting agreement with Purchaser on the Closing Date, which consulting agreement shall be in the form attached to this agreement as exhibit D (the "Consulting Agreement").

     (b) Seller shall use its best efforts to cause each of Jane Donalson and Ruth Gunlock to execute and deliver to Purchaser on the Closing Date a noncompetition agreement in the form attached to this agreement as exhibit E (the "Shareholder Noncompetition Agreement").


     (c) On the Closing Date, Seller shall enter into an escrow agreement with Purchaser and a mutually acceptable commercial escrow agent in the form attached to this agreement as exhibit F (the "Escrow Agreement").

                                      VII.
                             Covenants of Purchaser

     7.1. Confidentiality. Purchaser shall maintain all written information obtained by it during its investigation of the Assets and the Business as confidential information and shall not use such information for its own purposes (other than to evaluate such business and/or to secure financing to enable it to carry out its obligations under this agreement) to any extent whatsoever; provided, however, the foregoing obligations of confidentiality and restrictions on use shall not apply to information (a) known to Purchaser prior to its disclosure by Seller, (b) independently developed by Purchaser, (c) acquired by Purchaser from others, provided that such other persons by disclosing such information have not violated any confidentiality obligations owed to Seller, (d) known to the public or others in the industry, or (e) required to be disclosed by governmental officials. Purchaser shall have no obligation after the consummation of the transactions contemplated hereby to maintain as confidential or restrict the use of such information. In the event that the sale of the Assets is not consummated, such information shall be returned to Seller and the foregoing confidentiality covenant shall remain in effect for a period of three (3) years from the date of the termination of this agreement.

     7.2. Stock Registration Commitment. Purchaser shall, effective as of October 1, 1997, (a) cause 220,000 of the Shares to be registered for sale under the Securities Act and applicable state securities laws, and (b) cause the Shares to be listed for trading on the NASDAQ market system, in accordance with and on the terms set forth in, exhibit G to this agreement.

     7.3 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Shares to the public without registration, the Purchaser agrees to (a) at all time make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act; (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act"); and (c) so long as Seller owns any Shares, furnish to Seller forthwith upon request a written statement by Purchaser as to its compliance with the reporting requirements of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Purchaser, and such other reports and documents so filed as Seller may reasonably request in availing itself of any rule or regulation of the Commission allowing Seller to sell the Shares without registration.


                                     VIII.
                                Employee Matters

     8.1.    Employees of the Business.

     (a) Purchaser shall be under no duty whatsoever to hire any employee or group of employees of Seller.

     (b) Seller shall remain solely responsible for all salaries, wages, benefits, severance arrangements and all other terms of employment for (a) each person who may become an employee of Purchaser accruing prior to the date such person becomes an employee of Purchaser and (b) each employee of the Business who does not become an employee of Purchaser accruing at any time.

     8.2. Employee Benefits.

     (a) Benefit Plans. Seller shall remain liable and Purchaser shall not assume or otherwise have any liability or obligation under pension or other benefit plans of Seller.

     (b) Final Payroll. Seller shall pay the amount of salaries, wages and benefits earned through the Closing Date by each employee of the Business who becomes an employee of Purchaser on the Closing Date on the Seller's next regularly scheduled pay date for that employee.

                                      IX.
                                    Closing

     9.1. General Procedure. At the closing, each party shall deliver to the other party such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other party.

     9.2. Time and Place. (a) The closing shall take place as soon as the closing conditions set forth in section 9.3 are satisfied, at a time and place that are mutually acceptable to Purchaser and Seller (the "Closing Date"). Seller and Purchaser shall each use their best efforts to cause the closing to take place on or prior to March 31, 1997.

     (b) It is the intention of Purchaser and Seller that the transactions contemplated by this agreement shall be deemed to have taken place on March 1, 1997 (the "Effective Date"), even though the Closing Date occurs after the Effective Date, and it is the further intention of Purchaser and Seller that all income, expenses and cash proceeds received, incurred or collected between the Effective Date and the Closing Date shall be for the account of Purchaser.

     9.3. Conditions to Obligations of Purchaser. The obligation of Purchaser to complete the purchase of the Assets on the Closing Date is, at its option, subject to the satisfaction of each of the following conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties made by Seller in this agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date;

     (b)  Compliance with Covenants.  All covenants which
          Seller is required to perform or comply with on or before the Closing Date shall have been fully complied with or performed in all material respects;

     (c)  Approval of Actions, Etc.  All actions,
          proceedings, instruments and documents required to carry out this agreement by Seller, or incidental thereto, and all other related legal matters shall have been approved by counsel for Purchaser;

     (d) No Action or Proceeding. No action, suit, proceeding or investigation before any court or governmental body or authority, which presents a substantial risk of restraining or prohibiting the transactions contemplated by this agreement or of having a material adverse impact on the Assets or the Business, shall have been instituted or threatened against Seller or Purchaser on or before the Closing Date;

     (e) Consents. Seller shall have obtained all consents or waivers contemplated by section 6.5;

     (f) Loss or Damage. No loss, casualty or other occurrence shall have taken place, whether or not covered by insurance, which has or could have a material adverse impact on the Assets or the Business;

     (g) Legal Opinion. Seller shall have delivered to Purchaser the legal opinion of Greco, Mollis & O'Hara, a P.C., Seller's legal counsel, in substantially the form attached to this agreement as exhibit H.

     (h) Board Approval. Purchaser's Board of Directors shall have approved the purchase of the Assets, the assumption of the Assumed Payables, the issuance of the Shares and the other transactions contemplated by this agreement.

     (i) Delivery of Closing Documents. Seller shall have delivered to Purchaser each of the items listed in section 9.5(b) and such items shall be satisfactory in form to Purchaser.

     9.4. Conditions to Obligation of Seller. The obligation of Seller to complete the sale of the Assets on the Closing Date is, at its option, subject to the satisfaction of each of the following conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date;

     (b)  Compliance with Covenants.  All covenants which
          Purchaser is required to perform or comply with on or before the Closing Date shall have been fully complied with or performed in all material respects;

     (c)  Approval of Actions, Etc.  All actions,
          proceedings, instruments and documents required to carry out this agreement by Purchaser, or incidental thereto, and all other related legal matters shall have been approved by counsel for Seller;

     (d) No Action or Proceeding. No action, suit, proceeding or investigation before any court or governmental body or authority, which presents a substantial risk of restraining or prohibiting the transactions contemplated by this agreement or of having a material adverse impact on the Assets or the Business, shall have been instituted or threatened against Seller or Purchaser on or before the Closing Date; and

     (e) Corporate Approvals. Seller's Board of Directors and shareholders shall have each approved the sale of the Assets for the consideration and on the terms contemplated by this agreement.

     (f) Delivery of Closing Documents. Purchaser shall have delivered to Seller each of the items listed in section 9.5(a) and such items shall be satisfactory in form to Seller.

     9.5. Specific Items to be Delivered at the Closing. Without limiting the scope of section 9.1, Seller and Purchaser shall deliver the following items to each other at the closing of the transactions contemplated by this agreement:

     (a)  To be delivered by Purchaser.

      (i) Certificate evidencing the Shares to be issued on the Closing Date pursuant to section 2.2(b).

     (ii) The Promissory Note.

    (iii) Certified copy of corporate resolutions authorizing execution of this agreement, the issuance of the Shares, and the consummation by Purchaser of the transactions contemplated hereby.

     (iv) Consulting Agreement, executed by Purchaser.

      (v) Lease, executed by Purchaser.

     (vi) The Escrow Agreement, executed by Purchaser and the escrow agent.

   (b)    To be delivered by Seller.

      (i)  Assignments, in recordable form, of all
           registered trademarks or service marks included in the Assets.

     (ii) Bills of sale and assignments transferring all of the other Assets to Purchaser.

    (iii)  The legal opinion described in section 9.3(g).

     (iv) Certificate of an executive officer of Seller confirming the accuracy, as of the Closing Date, of the representations and warranties set forth in article IV (including the accuracy of the schedules delivered to Purchaser pursuant to section 4.5) and compliance with the covenants set forth in article VI.

      (v)  Certified copy of corporate resolutions
           authorizing execution of this agreement and the consummation by Seller of the transactions contemplated hereby.

      (vi) All consents or waivers contemplated by
           section 6.6.

     (vii) Consulting Agreement, executed by Seller.

    (viii) Shareholder Noncompetition Agreements, executed by Jane Donalson and Ruth Gunlock.

      (ix) Lease, executed by Gunlock Corporation.

      (x) UCC termination statements releasing all outstanding liens and encumbrances on the Assets, including
           (a) California UCC financing statement #9511660528 in favor of Gunlock Corporation and (b) California UCC financing statement #9511660520 in favor of Gunlock Corporation.

      (xi) Escrow Agreement, executed by Seller.

     (xii) Sales tax clearance certificate from the California tax authorities.

     9.6 Prorations. All personal property taxes on the Assets, all payments in lieu of taxes on the Assets and other taxes applicable thereto, if any, and rental payments under leases included in the Assets shall be pro rated between Seller and Purchaser as of the Effective Date for purposes of calculating the net asset value of the Business.

     9.7. Additional Documentation. Each of Seller and Purchaser shall from time to time, subsequent to the Closing Date, at the other party's request and without further consideration, execute and deliver such other instruments of conveyance, assignment or transfer and take such other action as the other party reasonably may require in order to carry out the terms and conditions of this agreement.


                                       X.
                                Indemnification

     10.1. General. The covenants, representations and warranties contained in this agreement shall survive the closing. Seller agrees to indemnify Purchaser with respect to, and hold Purchaser harmless from, any loss, liability or expense (including, but not limited to, reasonable legal fees) which Purchaser may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (a) the inaccuracy of any representation or warranty made by Seller in this agreement, (b) the failure of Seller to comply with any covenants or other commitments made by Seller in this agreement, (c) any liability relating to or arising out of the conduct of the Business on or prior to the Closing Date which is not specifically assumed by Purchaser pursuant to this agreement, or (d) the failure or election of Seller not to comply with the bulk sales provisions of the Uniform Commercial Code, as in effect in any state having jurisdiction over the transactions contemplated by this agreement.

     Purchaser agrees to indemnify Seller with respect to, and hold Seller harmless from, any loss, liability or expense (including, but not limited to, reasonable legal fees) which Seller may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon the (aa) conduct of the Business by Purchaser subsequent to the Closing Date, (bb) the inaccuracy of any representation or warranty made by Purchaser in this agreement, (cc) the failure of Purchaser to make full and timely payment of any indebtedness or obligations assumed by Purchaser pursuant to article III, or
(dd) the failure of Purchaser to comply with any other covenants made by Purchaser in this agreement.

     10.2 Limitations on Indemnification Commitments. The indemnification commitments of Seller and Purchaser under section 10.1 shall be subject to the following limitations:

       (a) Neither party shall have any obligation to the other party under section 10.1 unless, and to the extent that, the aggregate amount of all such indemnification claims exceeds $5,000; and

       (b)  Seller's indemnification obligations under
            section 10.1 shall terminate two (2) years after the Closing Date with respect to all claims, except with respect to claims for which written notice of such claims is delivered to Seller prior to the termination date.

     10.3. Legal Proceedings. In the event Purchaser or Seller become involved in any legal, governmental or administrative proceeding which may result in indemnification claims hereunder, such party shall promptly notify the other party in writing and in full detail of the filing, and of the nature of such proceeding. The other party may, at its option and expense, defend any such proceeding if the proceeding could give rise to an indemnification obligation hereunder. If the other party elects to defend any proceeding, it shall have full control over the conduct of such proceeding, although the party being indemnified shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, provided that such approval may not be withheld unreasonably by the party being indemnified. The party being indemnified shall reasonably cooperate with the indemnifying party in such proceeding.

     10.4. Indemnification Claims - Interest. Interest on any claim for indemnification pursuant to this article X shall accrue at a rate equal to the reference rate as publicly announced from time to time by the Wells Fargo Bank, National Association, San Francisco, California, from the date the claim arose until the claim is satisfied by payment.

     10.5. Indemnification Claims-Escrow Account. In the event that Purchaser has a claim for indemnification against Seller pursuant to this article X, Purchaser may seek recovery of such claims, in the manner contemplated by the Escrow Agreement, from the escrow account established pursuant to section 2.2(c)(i). In the event that the Net Asset Value of the Business on the Effective Date was less than the amount represented to Purchaser pursuant to section 4.17, Purchaser may recover the amount of such deficiency from such escrow account in the manner contemplated by the Escrow Agreement. Upon the exhaustion of the escrow account, but subject to the limitations contained in section 10.2, Purchaser may directly seek recovery against Seller.

                                      XI.
                                  Termination

     11.1. Mutual Termination. This agreement may be terminated by mutual agreement of Purchaser and Seller at any time. If the closing of the transactions contemplated by this agreement has not taken place on or before March 31, 1997, and neither party is at fault for such failure to close, either party may terminate this agreement by written notice to the other in which case neither party shall have any continuing rights or obligations under this agreement (other than Purchaser's continuing obligations under section 7.1).

     11.2. Termination Because of Failure to Satisfy Closing Conditions. If either party is not obligated to proceed with the closing of the transactions contemplated by this agreement because of the failure of that party's closing conditions to be satisfied on or before April 15, 1997, such party may terminate this agreement by delivery of written notice of termination to the other party and, in addition to such right to terminate, may seek any other remedy against the other party that it may have at law or in equity.


                                      XII.
                                 Miscellaneous

     12.1. Binding Effect. This agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors. This agreement shall not be assignable by either Seller or Purchaser; provided, however, that Purchaser may assign its interest in this agreement to a corporation that is affiliated with Purchaser so long as Purchaser remains responsible for the performance by such affiliated corporation of all of Purchaser's obligations and commitments hereunder.

     12.2. Governing Law; Venue. This agreement shall in all respects be governed by, and enforced and interpreted in accordance with, the laws of the state of Minnesota, except with respect to its rules relating to conflicts of laws. Any action or proceeding to enforce or arising out of or relating to this agreement or matters ancillary to this agreement shall be venued in the state courts of Orange County, California. Purchaser and Seller each consent to such jurisdiction and agree that venue will be proper in such courts. The choice of form set forth in this section 12.2 shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other appropriate jurisdiction.

     12.3. Notices. All notices, consents, requests, demands, instructions or other communications provided for herein shall be in writing and shall be deemed validly given, made and served when (a)delivered personally, (b)sent by certified or registered mail, postage prepaid, (c)sent by reputable overnight delivery service, or (d)sent by telephonic facsimile transmission, and, pending the designation of another address, addressed as follows:


       If to Seller:     Dexol Industries, Inc.
                          Attn: Jane Donalson
                         1450 W. 228th Street

                         Torrance, CA 90501
                         FAX NO:  310-325-0120

       with a copy to:   Ronald A. Mollis, Esq.
                         Greco, Mollis & O'Hara, a P.C.
                         18400 Von Karman
                         Suite 500
                         Irvine, CA  92715-1514
                         FAX NO:  714-263-1513

       If to Purchaser:  Ringer Corporation
                         Attn: Mark Eisenschenk
                         9555 James Avenue South
                         Suite 200
                         Bloomington, MN 55431-2543
                         FAX NO:  (612) 887-1300

       with a copy to:   Michael Trucano, Esq.
                         Dorsey & Whitney LLP
                         Pillsbury Center South
                          220 South Sixth Street
                         Minneapolis, MN  55402
                         FAX NO:  (612) 340-8827


     12.4. Entire Agreement and Counterparts. This agreement, the exhibits attached hereto and the schedules delivered pursuant to section 4.5 hereof evidence the entire agreement between Seller and Purchaser relating to the purchase and sale of the Assets and supersede in all respects any and all prior oral or written agreements or understandings (including, without limitation, that certain letter of intent, dated March 4, 1997 between them pertaining to such transaction). This agreement shall be amended or modified only by written instrument signed by both Seller and Purchaser. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement.

     12.5. Headings. Section and article headings used in this agreement have no legal significance and are used solely for convenience of reference.

     12.6. Bulk Sales Compliance. Subject to the provisions of section 10.1(c), Seller shall not comply with the notice and other requirements of the bulk sales provision of the Uniform Commercial Code, as in effect in any state having jurisdiction over the transactions contemplated by this agreement.

     12.7. Expenses. Except to the extent otherwise provided in this agreement, each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this agreement, whether or not such transactions are consummated.

     12.8. Taxes. Any sales, transfer, use or excise taxes payable in connection with the transactions contemplated by this agreement shall be paid by Purchaser up to a maximum of $7,500, and Seller shall be responsible for the payment of any such taxes in excess of $7,500.

     12.9. Publicity. The timing and content of all public announcements relating to the execution of this agreement shall be approved by both Purchaser and Seller prior to the release of such public announcement, and each party agrees to cooperate with the other party as appropriate to comply with all applicable laws or SEC rules.

     12.10. Risk of Loss. The risk of loss shall remain with Seller until the Closing Date, and Seller until such time will continue in force any and all fire, casualty, theft or other insurance policies relating to the business and assets of Seller. In the event of any destruction, damage to or theft of the Assets or property related thereto prior to the Closing Date, Purchaser shall have the right to either (a) deduct from the purchase price the amount of such loss that is not covered by insurance proceeds payable to Purchaser, or (b) elect not to proceed with the transactions contemplated by this agreement.

     12.11. Severability. Each and every provision of this agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. Any provision of this agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the parties. Any provision of this agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction which cannot be adjusted and reformed shall for the purposes of that jurisdiction, be voided. Any adjustment, reformation or voidance of any provision of this agreement shall only be effective in the jurisdiction requiring such adjustment or voidance, without affecting in any way the remaining provisions of this agreement in such jurisdiction or adjusting, reforming, voiding or rendering that provision or any other provision of this agreement invalid, illegal or unenforceable in any other jurisdiction.

     12.12. Access to Records. Within a period of one (1) year after the Closing Date, Seller shall, at the request of Purchaser, deliver to Purchaser the originals or copies of all books and records relating to the business operations of the Business that are not located on the business premises of the Business on the Closing Date or delivered to Purchaser on the Closing Date and which are specifically requested by Purchaser. During such one (1) year period, Seller shall not destroy or discard such records. For a period of four
(4) years after the Closing Date, Seller shall have the right, at its expense, and during normal business hours upon at least fifteen (15) days prior written notification, to inspect and copy any of such books and records for the purposes of (a) preparing and/or defending tax returns for the period prior to the Closing Date, or (b) obtaining information relating to claims arising from the conduct of the business of the Business prior to the Closing Date. During such four (4)-year period Purchaser shall not destroy or discard such financial records without giving Seller ninety (90) days' prior written notice of its intentions and giving Seller the right, at its expense, to remove from Purchaser's premises any such financial records.

     IN WITNESS WHEREOF, Seller and Purchaser have executed this agreement by their respective duly authorized representatives as of the date set forth in the first paragraph.


                                          DEXOL INDUSTRIES, INC.


                                          By   /s/ Jane Donaldson
                                            ------------------------------
                                            Jane Donalson, President & CEO
                                                      ["Seller"]


                                          RINGER CORPORATION



                                          By     /s/ Mark Eisenschenk
                                            -----------------------------------
                                            Mark G. Eisenschenk, Vice President
                                                      ["Purchaser"  ]

                                 List Of Exhibits
                                 ----------------



A  -  Promissory Note (Section 2.2(a))

B  -  Allocation of Purchase Price (Section 2.3)

C  -  Financial Statements of the Business (Section 4.4)

D  -  Consulting Agreement (Section 6.9(a))

E  -  Shareholder Noncompetition Agreement (Section 6.9(b))

F  -  Escrow Agreement (Section 6.9(c))

G  -  Stock Registration Provisions (Section 7.2)

H  -  Legal Opinion of Greco, Mollis & O'Hara, a P.C. (Section 9.3(g))